Generac Provides Update on Third Quarter 2012 Results and Raises Outlook for Full-Year 2012

Third quarter results substantially exceed expectations due to increased demand for residential products – Outlook raised for full-year 2012

WAUKESHA, WISCONSIN, October 1, 2012 – Generac Holdings Inc. (NYSE: GNRC), a leading designer and manufacturer of generators and other engine powered products, today announced that it expects strong financial results for the third quarter of 2012, and as a result is raising its outlook for full-year 2012.

During the third quarter of 2012, the Company has experienced increased demand for home standby and portable generators as a result of the recent major power outage events as well as expanded marketing and sales initiatives to increase home standby penetration.  As a result of the increased demand, net sales during the third quarter of 2012 are expected to be in the range of $295.0 to $300.0 million.  Net income is expected to be between $21.5 to $25.0 million, with diluted net income per common share of $0.31 to $0.36.  Adjusted net income is expected to be between $49.5 to $53.0 million, with adjusted diluted net income per common share of $0.72 to $0.77.  Adjusted EBITDA is expected to be in the range of $72.0 to $75.0 million.

Due to this outperformance for residential product sales, full-year 2012 total net sales are now expected to increase in the low-30% range over the prior year, which represents an increase from the low-20% range growth rate previously expected.  As a result of this higher sales outlook, adjusted EBITDA for the full-year 2012 is now expected to increase in the mid-30% range over the prior year, which is an increase from the mid-teens growth rate previously expected.  Diluted net income per common share for 2012 is expected to be in the range of $1.02 to $1.08, with adjusted diluted net income per common share of $2.65 to $2.70.  This updated guidance continues to assume no material changes in the macroeconomic environment, as well as no additional major power outage events during the remainder of 2012.

Aaron Jagdfeld, President and Chief Executive Officer, said “We initiated our Powering Ahead strategic plan in 2010 that focused on growing the residential standby market, increasing our share of the commercial and industrial market, diversifying our demand, and expanding into new geographies.  As a result of our team’s efforts, we have consistently exceeded our own performance goals associated with Powering Ahead and in fact reached many of those targets a year earlier than we had originally planned.  We are currently resetting our goals for the next three years and we intend to share those updated growth rates in the near future when we finalize our long-term strategic plan.”

Since implementing the Powering Ahead plan in 2010, Generac’s net sales in 2011 increased 34% compared to 2010 and are projected to increase in the low-30% range for 2012 compared to 2011.  This revenue growth represents an acceleration relative to Generac’s 10-year annual sales growth rate of approximately 21% projected through 2012.  Likewise, adjusted EBITDA in 2011 increased 21% compared to 2010 and is projected to increase in the mid-30% range for 2012 compared to 2011.  During 2011, the Company generated $182 million of unlevered free cash flow, and is expected to generate approximately $200 million of unlevered free cash flow in 2012.  This strong cash flow generation has allowed the Company to fund all of its internal growth initiatives and execute on other key elements of its financial policy including debt paydown and making acquisitions.

Consistent with the Powering Ahead plan, several key initiatives have been contributors to the Company’s significant growth including investments made in sales, marketing, and engineering to further develop the emerging market for home standby generators.  Today, only an estimated 2.5% of homes in the U.S. have an installed backup generator with every additional 1% of household penetration representing approximately $2 billion of market opportunity.  With a leading share position of approximately 70% of this growing market, the Company believes there is substantial opportunity for future growth in this category.

The Company’s re-entry into the market for portable generators four years ago has also contributed to significant growth and has positioned the Generac brand as the market leader today.  Furthermore, the Magnum Products acquisition in the fourth quarter of 2011 has expanded the Company’s share of its commercial and industrial markets as well as diversified the end markets it serves.  Although early in its efforts, the Company has made significant investments in distribution and product development to support growth in Latin America and other international markets which is expected to position Generac for future growth.

Generac expects to release its full third-quarter financial results before the market opens on Wednesday, October 31, 2012, and management will hold its customary call that morning to discuss further details on financial results for third quarter and the outlook for full-year 2012.  The Company will also be hosting an Investor Day on November 8, 2012.

The financial information for the fiscal quarter ended September 30, 2012 described above is preliminary and subject to revision based on the completion of the accounting and financial reporting procedures necessary to finalize our financial statements for the period.  We cannot assure you that, upon completion of this review and procedures, we will not report results that are different from those set forth above, and those differences could be material.

About Generac

Since 1959, Generac has been a leading designer and manufacturer of a wide range of generators and other engine powered products.  As a leader in power equipment serving residential, light commercial, industrial and construction markets, Generac's power products are available through a broad network of independent dealers, retailers, wholesalers and equipment rental companies.  The Company markets and distributes its products primarily under its Generac and Magnum brand names.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," “forecast,” "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

•	demand for Generac products;
•	frequency and duration of major power outages;
•	availability, cost and quality of raw materials and key components used in producing Generac products;
•	the impact on our results of the substantial increases in our outstanding indebtedness and related interest expense due to the dividend recapitalization completed in May 2012;
•
the possibility that the expected synergies, efficiencies and cost savings of the acquisition of the Magnum Products business will not be realized, or will not be realized within the expected time period;

•	the risk that the Magnum Products business will not be integrated successfully;
•	competitive factors in the industry in which Generac operates;
•	Generac's dependence on its distribution network;
•	Generac's ability to invest in, develop or adapt to changing technologies and manufacturing techniques;
•	loss of key management and employees;
•	increase in product and other liability claims; and
•	changes in environmental, health and safety laws and regulations.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the U.S. Securities and Exchange Commission (“SEC”).

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Reconciliations to GAAP Financial Metrics

Adjusted EBITDA

The computation of adjusted EBITDA is based on the definition of EBITDA contained in Generac's credit agreement, dated as of May 30, 2012.  To supplement the Company's condensed consolidated financial statements presented in accordance with US GAAP, Generac provides a summary to show the computation of adjusted EBITDA, taking into account certain charges and gains that were taken during the periods presented.

Adjusted Net Income

To further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP, the Company provides a summary to show the computation of adjusted net income. Adjusted net income is defined as net income before provision (benefit) for income taxes adjusted for the following items: cash income tax (expense) benefit, amortization of intangible assets, amortization of deferred financing costs and original issue discount related to the Company's debt, intangible impairment charges, certain transaction costs and other purchase accounting adjustments, and certain non-cash gains and losses.

Unlevered Free Cash Flow

In addition, we reference unlevered free cash flow to further supplement Generac's condensed consolidated financial statements presented in accordance with US GAAP.  Unlevered free cash flow is defined as net cash provided by operating activities less expenditures for property and equipment plus cash interest expense.  This additional financial metric is intended to be a measure of operational cash flow excluding the impact of the Company’s cash debt service costs and taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with US GAAP.  Please see our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures.

Generac Holdings Inc.
Reconciliation Schedules
(Dollars in Thousands, Except Share and Per Share Data)

Anticipated net income to Adjusted EBITDA reconciliation
	Three Months Ended September 30, 2012		Year Ended December 31, 2012
	Low	High	Low	High
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$21,500	$25,000	$71,000	$75,000
Interest expense	17,900	17,000	51,000	50,000
Depreciation and amortization	15,200	14,600	55,500	55,000
Income taxes provision	14,200	15,400	46,000	48,000
Non-cash share-based compensation expense (1)	3,000	2,800	11,500	11,000
Loss on extinguishment of debt	-	-	15,000	14,500
Transaction costs and credit facility fees (2)	-	-	2,000	1,500
Other	200	200	1,000	1,000
Adjusted EBITDA	$72,000	$75,000	$253,000	$256,000

(1) Includes share-based compensation expense to account for stock options, restricted stock and other stock awards over their respective vesting periods.

(2) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, together with certain fees relating to our senior secured credit facilities.

Anticipated net income to Adjusted net income reconciliation
	Three Months Ended September 30, 2012		Year Ended December 31, 2012
	Low	High	Low	High
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income	$21,500	$25,000	$71,000	$75,000
Provision for income taxes	14,200	15,400	46,000	48,000
Income before provision for income taxes	35,700	40,400	117,000	123,000
Amortization of intangible assets	13,000	12,600	47,000	46,000
Amortization of deferred financing costs and original issue discount	1,700	1,500	4,400	4,000
Transaction costs and other purchase accounting adjustments (3)	200	-	2,100	1,700
Loss on extinguishment of debt	-	-	15,000	14,500
Adjusted net income before provision for income taxes	50,600	54,500	185,500	189,200
Cash income tax expense	(1,100)	(1,500)	(2,100)	(2,300)
Adjusted net income	$49,500	$53,000	$183,400	$186,900

Adjusted net income per common share - diluted:	$0.72	$0.77	$2.65	$2.70

Weighted average common shares outstanding - diluted:	68,900,000	68,850,000	69,300,000	69,100,000

(3) Represents transaction costs and other purchase accounting adjustments incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing.

Anticipated unlevered free cash flow reconciliation
	Year Ended December 31,
	2012	2011
	(unaudited)

Net cash provided by operating activities	$185,000	$169,712
Expenditures for property and equipment	(19,000)	(12,060)
Free cash flow	$166,000	$157,652
Cash interest	34,000	24,262
Unlevered free cash flow	$200,000	$181,914

SOURCE: Generac Holdings Inc.

CONTACTS:
York A. Ragen
Chief Financial Officer
(262) 506-6064
InvestorRelations@generac.com

Michael W. Harris
Director – Finance and Investor Relations
(262) 544-4811 x2675
Michael.Harris@generac.com